Exhibit 8.2

DLA Piper LLP (US)
2000 Avenue of the Stars
Suite 400 North Tower
Los Angeles, California 90067-4735

January 20, 2026

GigCapital7 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Re:	Registration Statement of GigCapital7 Corp.

To the Boards of Directors:

We have acted as special tax counsel to GigCapital7 Corp., a Cayman Islands exempted company (“GigCapital7”) in connection with the Business Combination, as defined and described in the Business Combination Agreement dated as of September 27, 2025 (the “Business Combination Agreement”) by and among (i) GigCapital7, (ii) Hadron Energy, Inc., a Delaware corporation (the “Company”) and (iii) MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of GigCapital7. Pursuant to the Business Combination Agreement, GigCapital7 will domesticate (the “Domestication”) as a Delaware corporation. Following the Domestication, Merger Sub will be merged with and into the Company, resulting in the Company becoming the surviving entity and wholly owned subsidiary of GigCapital7.

The Business Combination and certain other related transactions are described in the Registration Statement of GigCapital7 on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on November 12, 2025 (Registration Number 333-291477) (as amended, the “Registration Statement”). Unless otherwise indicated, each capitalized term not defined herein has the meaning ascribed to it in the Registration Statement.

You have requested our opinion regarding certain matters set forth in the Registration Statement.

In preparing this opinion letter, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) Registration Statement, (ii) the Business Combination Agreement, (iii) the letter of representation issued to us by GigCapital7 and dated as of November 12, 2025 (the “Representation Letter”) and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, with your approval the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts. We have assumed, with your approval, and have not independently verified the accuracy of, the factual matters and representations set forth in the Registration Statement and the Representation Letter. We have also assumed that any representations made in the Business Combination Agreement or the Representation Letter “to the knowledge of” or based upon the belief of GigCapital7, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the effective time of the Domestication (or, if such representation is made with respect to a certain date, as of such date), in each case without such qualification.

Based upon and subject to the foregoing, we are of the opinion that (i) the disclosure contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—Tax Treatment of the Domestication” and “—U.S. Holders—Tax Effects of the Domestication to U.S. Holders” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law, and (ii) the Domestication (as defined in the Registration Statement) should qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code (as defined below).

This opinion is based on (i) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, (ii) the applicable Treasury Regulations promulgated under the Code (the “Treasury Regulations”) as in effect the date hereof, (iii) current administrative interpretations of the Code and the Treasury Regulations, (iv) existing judicial decisions, all of which are subject to change or modification at any time and (v) such other authorities as we deemed relevant. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based upon the facts, assumptions and representations set forth in the Registration Statement, the Business Combination Agreement, the Representation Letter and this opinion. If any of the facts, assumptions or representations are not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or any court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm as counsel to GigCapital7 under the caption “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—Tax Treatment of the Domestication” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)